Exhibit 10.28

Immunome, Inc.

Annual Employee Bonus Plan

Purpose

This Annual Employee Bonus Plan (“Plan”) of Immunome, Inc. (the “Company”) is designed to provide an effective means to motivate and compensate eligible employees, on an annual basis, through cash bonuses based on the achievement of business and individual performance objectives during each calendar year (“Plan Year”).

This Plan is administered by the Board of Directors of the Company or the Compensation Committee of the Board of Directors (the “Committee”).

Payout under this Plan is subject to the achievement of goals by the Company and satisfactory performance by each eligible employee during the Plan Year. The Company believes that this payout can be a highly effective form of compensation that can enhance the employer-employee “stakeholder” relationship. In addition, the Company hopes that by providing short-term incentive compensation, the Company will motivate and increase the retention rate among its employees which, in turn, will enhance the Company’s long-term value.

Who Is Eligible?

All regular full-time or part-time employees (as defined in the Employee Handbook) will be eligible to be considered for a bonus under this Plan, unless the employee: (1) is not working actively for the Company at the time of the payout of the bonus; (2) was working actively for the Company for less than 90 days during the Plan Year; or (3) received an individual overall performance appraisal rating of “Does Not Meet Expectations” for the Plan Year.

For those employees who are not eligible because they joined the Company in the fourth quarter of the applicable Plan Year (the “Initial Plan Year”), their tenure during the Initial Plan Year will be taken into account for purposes of calculating the bonus in the next Plan Year; provided that they meet all other criteria for a bonus in the next Plan Year.

How Does the Plan Work?

Each employee is assigned a target bonus, which is a percentage of the employee’s annual base salary in effect at the end of the Plan Year, based on that employee’s performance band (performance bands are listed in the chart below). If an employee changes bands during the Plan Year, or if the Participant’s annual base salary changes during the Plan Year, a weighted average formula will be applied to the calculation of the bonus to account for the portion of the Plan Year in which the different bands or annual base salaries applied.

Each bonus is based on the achievement of a combination of Company-wide corporate goals and individual performance of the applicable employee. The impact of Company performance or individual performance during the Plan Year on the bonus paid varies among bands, as reflected in the chart below: the bonus for the Company’s officers is more heavily dependent upon overall

Company performance, while the bonuses for other team members is more heavily dependent upon individual performance.

The corporate goals for a Plan Year will be set by the Committee. The assessment of an individual’s performance for purposes of bonus calculations will be accomplished through the employee’s annual performance review and by the Chief Executive Officer.

Employees who do not work a full Plan Year because they were out of work on an approved leave of absence for part of the Plan Year will be paid any bonus on a pro rata basis as determined by the Committee.

What are the Performance Bands?

The current annual target bonus for each band, and the associated weighting factors are as follows:

Performance Band	Target Bonus	Weighting (out of 100%)
(Based on Position)	(% of Base Salary)	Corporate Goals	Individual Performance
1. Chief Executive Officer	55%	100%	0%
2. All other C-Suite	40%	75%	25%
3. Vice President	30%-25%	50%	50%
4. Director	20%	40%	60%
5. Below Director	15%-5%	25%	75%

The Committee will evaluate the weightings on an annual basis.

How Do Actual Corporate and Individual Performance Affect the Bonus to be Paid?

As described above, the bonus consists of two components: the bonus attributable to Company performance and the bonus attributable to individual performance.

Corporate Goals: The calculation of the bonus payout for the Company’s performance will be based upon the Company’s actual business results measured against the corporate goals set by the Committee for the relevant Plan Year.

If actual Company performance falls short of the established corporate goals, then the bonus associated with the corporate goals may be decreased, as determined by the Committee. The Committee, in its sole discretion, can determine that a corporate goal has been met to a degree warranting a higher pay-out than the maximum that would otherwise be calculable under this Plan and can also adjust the weightings between corporate and individual goals for any individual employee or band, as circumstances warrant.

Individual Performance: The payout of the bonus related to individual performance will be based on the employee’s individual appraisal rating given pursuant to the performance evaluation, achievement of the individual’s performance goals, and other individual performance-related factors considered by the Chief Executive Officer. As is the case for the corporate goals, the Committee may determine, upon the Chief Executive Officer’s recommendation, that an employee has met their individual goals to a degree warranting a higher pay-out than the maximum that would otherwise be calculable under this Plan.

Miscellaneous

The establishment of this Plan, any provisions of this Plan, and/or any action of the Committee or any Company officer with respect to this Plan, does not confer upon any employee the right to continued employment with the Company. The Company reserves the right to dismiss any employee at will (at any time, with or without prior notice, with or without cause), or otherwise deal with an employee to the same extent as though the Plan had not been adopted.

In no event does this Plan constitute a contract between the Company and any current, past or future Company employee. However, to the extent that a particular employee and the Company have entered into a written contract that contains a provision that conflicts with a provision of this Plan, the written contract supersedes as to that employee.

The Committee reserves the right to administer and interpret this Plan as needed and all such interpretations are final and binding. The resolution of any questions with respect to payments and entitlements pursuant to the provisions of this Plan shall be determined by the Committee, in its sole discretion, and all such determinations shall be final and conclusive.

This Plan is intended to be the Company’s primary vehicle for the granting of performance-based bonuses. However, the Company may grant bonuses outside of this Plan, by action of the Committee in its sole discretion.

This Plan may be amended, terminated or revoked by the Committee, at its sole discretion, at any time and amended by the Committee, at its sole discretion, from time to time without the approval of any employee.